Exhibit 1.3

DIAGEO PLC and DIAGEO CAPITAL PLC

Officer’s Certificate

     Pursuant to the Indenture dated as of August 3, 1998 among Diageo Capital plc (the “Issuer”), Diageo plc (the “Guarantor”) and Citibank, N.A., as trustee (the “Trustee”) (the “Indenture”) and resolutions adopted by the Board of Directors of the Issuer on October 30, 2001, and the Board of Directors and Finance Committee of the Guarantor on October 30, 2001 and October 31, 2001, respectively, and attached hereto as Exhibit A (the “Resolutions”), this Officers’ Certificate is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture and to comply with the provisions of Section 102 of the Indenture.

     Capitalized terms used but not defined herein and defined in the Indenture shall have the respective meanings ascribed to them in the Indenture.

A.	Establishment of Series Pursuant to Section 301 of the Indenture.

     There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms (the numbered clauses set forth below correspond to the numbered subsections of Section 301 of the Indenture):

(1)	The series of Securities hereby being authorized shall bear the title “Medium-Term Notes Due 18 Months to 30 Years from Date of Issue” (referred to herein as the “Notes”).

(2)	The aggregate initial offering price of the Notes which may be authenticated and delivered under the Indenture pursuant to this Officers’ Certificate, together with the Medium-Term Notes Due 18 Months to 30 Years from Date of Issue authenticated and delivered pursuant to the Indenture dated as of June 1, 1999 among Diageo Investment Corporation, the Guarantor and the Trustee, shall be limited to $2,000,000,000, or the equivalent thereof in one or more foreign currencies or composite currencies (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered).

(3)	The Notes will be issued in registered form and will be represented by Global Registered Securities, which will be executed and delivered substantially in either of the forms attached hereto as Exhibits B and C.

(4)	Not applicable.

(5)	Principal or installments of principal will be due and payable on the date specified in each Note as the fixed date on which the principal or installment of principal is due and payable.

(6)	Interest shall accrue at the rate per annum, and in the manner, specified in each Note. Interest will be paid on the Interest Payment Dates specified in each Note.

(7)	The place of payment, paying agent, registration of transfer (if applicable) and exchange is Citibank, N.A., Corporate Agency & Trust, 111 Wall Street, 14th Floor, New York, New York 10043.

(8)	Each Note may be redeemed as specified in such Note.

(9)	Unless specified in a Note, the Company shall not be obligated to redeem or purchase such Note pursuant to any sinking fund or analogous provision, or at the option of any Holder thereof.

(10)	Not Applicable

(11)	Not Applicable

(12)	Each Note will be issued in a denomination as specified in such Note.

(13)	Principal of (and premium, if any) and interest on each Note will be denominated and payable in the currency specified in such Note.

(14)	The amount of principal of or any premium or interest on a Note may be determined with reference to an index or pursuant to a formula, if such terms are specified in such Note.

(15)	Payment of principal (and premium, if any) and interest on each Note denominated in a currency other than U.S. dollars may be made in U.S. dollars upon the election of the beneficial owner or holder thereof as specified in such Note or in the Prospectus Supplement, dated March 26, 2002 (the “Prospectus Supplement”) to the Prospectus dated November 30, 2001 relating to the Notes.

(16)	Not Applicable

(17)	Unless specified otherwise in a Note, Section 403 of the Indenture relating to defeasance and discharge shall apply to such Note.

(18)	Pursuant to Section 1004 of the Indenture, the obligations of the Issuer and the Guarantor to pay additional amounts thereunder shall be subject to the additional exceptions specified in the forms of Notes set forth in Exhibits B and C hereto.

(19)	Not Applicable

(20)	The Notes will be issued in registered form and will be represented by Global Registered Securities, which will be executed and delivered substantially in either of the forms attached hereto as Exhibits B and C and shall bear legends as contained in such forms. The Depository for such Global Securities shall be the Depository Trust Company or a nominee thereof.

(21)	Not Applicable

(22)	Not Applicable

(23)	Not Applicable

(24)	The Notes shall have such other terms and provisions (which terms and provisions shall not be inconsistent with the provisions of the Indenture, except as permitted by Section 901(5)) as are provided in either of the forms set forth in Exhibits B and C hereto and in the Prospectus Supplement.

B.	Certification Pursuant to Section 102 of the Indenture.

     The undersigned each hereby certifies to the best of his knowledge that with respect to himself only, in his capacity as an officer of the Issuer or the Guarantor, as the case may be:

     1.     The respective undersigned has read the provisions of the Indenture setting forth covenants and conditions to the Trustee’s authentication and delivery of the Notes and Guarantees endorsed thereon by the Guarantor, and the definitions in the Indenture relating thereto.

     2.     The respective undersigned has examined the resolutions of the Board of Directors of the Issuer or the Guarantor, as applicable, relating to the authorization, issuance, authentication and delivery of the Notes or the Guarantees, such other corporate records of the Issuer or the Guarantor, as applicable, and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

     3.     In the opinion of the respective undersigned, such examination is sufficient to enable him to express an informed opinion as to whether the covenants and conditions referred to above have been complied with.

     4.     The respective undersigned is of the opinion that the covenants and conditions referred to above have been complied with.

     IN WITNESS WHEREOF, the undersigned has hereunto signed his name.

Dated March 26, 2002

DIAGEO CAPITAL plc

/s/ N C Rose Name: N C Rose Title: Authorised Signatory

DIAGEO plc

/s/ N C Rose Name: N C Rose Title: Director

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